UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities and Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

*** TIME IS RUNNING SHORT ***

Dear Fellow Vaxart, Inc. Stockholder:

The Annual Meeting of Stockholders of Vaxart, Inc., is scheduled to be held on June 7, 2022 and as of the time of the mailing of this letter we still have not received your vote.

Your Board of Directors STRONGLY recommends that you vote FOR each of the six proposals on the agenda.

Due to the higher required vote to approve proposal 2 (to adopt an amendment to our Restated Certificate of Incorporation to increase the authorized number of shares of our common stock), we would like to point out why the Board believes that proposal 2 should be approved by stockholders:

●

Proxy advisory firms ISS and Glass Lewis both also recommend shareholders vote in favor of proposal 2. The proposed amendment to our Restated Certificate of Incorporation would increase our authorized shares of common stock from 150,000,000 to 250,000,000.

●

We do not currently have any plans to issue a significant number of shares from the 100,000,000 additional shares that would be authorized if you vote FOR the proposed amendment, though we continually evaluate potential capital raising transactions, mergers, acquisitions, or other transactions that may involve the issuance of shares of our common stock and that would increase stockholder value.

●

The additional authorized shares of common stock will enable us to take timely advantage of market conditions and favorable financing and acquisition opportunities that may become available to us without the delay and expense associated with convening a special meeting of our stockholders. The Board of Directors has determined that we do not currently have enough shares to accommodate these needs.

The additional shares of common stock that would be authorized by Proposal 2 would also allow us to have a sufficient number of authorized shares to increase the number of shares available under our 2019 Equity Incentive Plan (Proposal 3) as well as adopt our 2022 Employee Stock Purchase Plan (Proposal 4). We strongly recommend that you to vote in FAVOR of these plans which will allow us to attract and retain top talent in a very competitive biotech job market, and will also allow us to incentivize our key employees, consultants and advisors, and better align the interests of our employees with our stockholders.

We believe all of the proposals are in the best interest of our stockholders and the company.

WE URGE YOU TO PLEASE VOTE TODAY

The fastest and easiest way to vote is by telephone or over the Internet. Instructions on how to vote your shares over the telephone or Internet are enclosed with this letter.

Thank you for your investment in Vaxart, Inc. and taking the time to vote your shares.

Sincerely,

Andrei Floroiu

Chief Executive Officer